Exhibit 99.1

2005-3

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON ELECTS PETER J. FLUOR TO BOARD OF DIRECTORS

HOUSTON (February 17, 2005) — Cooper Cameron Corporation has elected Peter J. Fluor to the Company’s Board of Directors.

Fluor, 57, has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private, independent oil and gas exploration company, since January 2001, and was President and Chief Executive Officer from 1980 to 2001. Fluor is a director of Devon Energy Corporation and of Fluor Corporation, where he serves as lead independent director. He is also a member of the advisory board of J. P. Morgan Chase Houston. His election increases the size of Cooper Cameron’s board to eight members.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “We are pleased to welcome Peter to Cooper Cameron’s board. His extensive experience in the oil and gas exploration business, along with his record of service as a public company director, will be valuable to Cooper Cameron and its stockholders.” Erikson added that Fluor will stand for reelection by the stockholders at the Company’s annual meeting in May.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com